EXHIBIT 10.3

PERFORMANCE CONTINGENT RESTRICTED STOCK UNIT AGREEMENT

This AGREEMENT (the “Agreement”) made as of (the “Date of Grant”) by and between Haverty Furniture Companies, Inc., a Maryland corporation (the “Company”), and (the “Grantee”).

1. Grant of Performance Contingent Restricted Stock Units.
Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2014 Long-Term Incentive Plan (the “Plan”), as amended from time to time, the Grantee is hereby granted a “Target” award of Performance Contingent Restricted Stock Units (“Performance RSUs”) as stated above. Each Performance RSU represents the right to receive one share of the common stock of the Company (“Common Stock”), subject to the terms and conditions set forth below.

2. Limitations on Transfer of Performance Units; Performance Period.

(a) During the Performance Period hereinafter described, the Performance RSUs may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they are earned and become nonforfeitable (“Vest”) in accordance with Section 3; provided, however, that the Grantee’s interest in the Performance RSUs may be transferred at any time by will or the laws of descent and distribution.
(b) The Performance Period shall commence on January 1, 2021 (the “Commencement Date”) and, except as otherwise provided in this Agreement, will expire in full on December 31, 2021.

3. Vesting of Performance Units.

(a) Subject to potential reduction as set forth in Section 3(b) below, the award of Performance RSUs will be 100% Vested on February 28, 2024 (“Vesting Date”) after the Nominating, Compensation and Governance Committee (the “NCG Committee”) certifies the results. In all cases the NCG Committee shall certify whether the Company has achieved the specified level of Consolidated Sales % Increase (“Sales % Increase”) as soon as administratively feasible following the end of the Performance Period but in no event not later than one and a half months following the end of the Performance Period.

(i) “Sales % Increase” is defined as that amount reported in the Company’s annual Form 10-K.

(b) The actual number of Performance RSUs that can become Vested based on achieving the level of Sales % Increase during the Performance Period may be reduced by the NCG Committee in its sole and absolute discretion based on such factors as the NCG Committee determines to be appropriate and/or advisable, provided, however, that it is the intention of the NCG Committee that it will deviate from such number only in unusual circumstances.

Performance Level *	% of Target	Sales % Increase Over 2020	% Target Shares Earned

Outstanding	110%	xx%	125%
	108%	xx%	120%
	106%	xx%	115%
	104%	xx%	110%
	102%	xx%	105%
Target	100%	xx%	100%
	98%	xx%	85%
	96%	xx%	70%
	95%	xx%	55%
Threshold	94%	xx%	40%
Below Threshold	<94%	<xx%	0%

*Straight-line interpolation will apply to performance levels between the ones shown.

4. Forfeiture of Performance Units.

(a) Termination of Employment. Notwithstanding the provisions of Section 3 above, and except as the NCG Committee may determine on a case-by-case basis or as provided below, all unvested Performance RSUs shall be forfeited if the Grantee ceases to be continuously employed by the Company for any reason at any time prior to the Vesting Date. For the purposes of this Agreement the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of the Grantee’s employment among the Company and its Subsidiaries, divisions or affiliates or a leave of absence approved by the Company.

(b) Death, disability, or retirement. Notwithstanding the provisions of Section 3 above, and except as the NCG Committee may determine on a case-by-case basis or as provided below, in the event the Grantee dies, becomes permanently and totally disabled, or retires:

(i) prior to the end of the Performance Period, the Grantee (or his or her estate, as appropriate) will receive within 90 days after the end of the Performance Period, the percentage of Performance RSUs determined under Section 3 above, prorated from the Commencement Date through the date of such death, disability, or retirement based on the number of completed months of service during the Performance Period divided by 12.
(ii) after the Performance Period, the Grantee (or his or her estate, as appropriate) will receive at the end of the Vesting Period, the percentage of Performance RSUs determined under Section 3 above.

Retirement shall mean voluntary retirement from the Company, on or after age 65, upon written notice from the Grantee to the Company that the grantee is permanently retiring from the Company and the retail furniture industry.

(c) Change in Control. In the event of a Change in Control (as defined in the Plan), Performance RSUs will convert to time-based restricted stock, as follows:

(i) If the Change in Control occurs prior to the end of the Performance Period, then 100% of the Target award number of Performance Units shall convert to time-based restricted stock grants;
(ii) If the Change in Control occurs after the end of the Performance Period, the conversion of Performance RSUs to time-based restricted stock grants will be based on the Company’s performance determined under Section 3 above;
(iii) The vesting of the time-based restricted stock grants as so converted will be accelerated at the Change in Control, and the NCG Committee shall have the right to cancel the Performance RSUs in exchange for the consideration the Grantee would have received if such Performance RSUs had been fully earned immediately prior to such Change In Control.

5. Dividend, Voting and Other Rights. Except as otherwise provided herein, prior to Vesting the Grantee shall not have any of the rights of a stockholder with respect to the Performance RSU, including the right to vote or receive dividends. If there is any change in the outstanding Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, the NCG Committee shall determine the appropriate adjustment to the Performance RSUs, if any, needed to reflect such change. Any additional Performance RSUs credited to the Grantee pursuant to this Section 5 will be subject to the terms and restrictions set forth in this Agreement.

6. Settlement of Performance Units. As soon as administratively feasible following the vesting date, the Company shall cause to be paid to the Grantee the number of shares of unrestricted Common Stock equal to the number of Performance RSUs to which the Grantee is entitled on the Vesting Date.  Such shares of Common Stock shall be credited as book entry shares to the Grantee’s account with the Company’s transfer agent.

7. Clawback. Any incentive-based compensation received by Grantee from the Company hereunder shall be subject to recovery by the Company in the circumstances and manner provided in any Incentive-Based Compensation Recovery Policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and Grantee shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of this Agreement, the term “Incentive-Based Compensation Recovery Policy” means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company.

8. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, or limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

9. Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance of Common Stock or other securities following Vesting pursuant to this Agreement, it shall be a condition to such Vesting or issuance that the Grantee pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Unless the Grantee makes alternative arrangements satisfactory to the Company prior to the issuance of shares of Common Stock, as the case may be, the Grantee will satisfy the minimum statutory tax withholding obligations by surrendering to the Company a portion of the shares of Common Shares that are issued or transferred to the Grantee hereunder following the Vesting Date, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such shares of Common Stock on the Vesting Date.

10. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Performance RSUs or shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

11. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

12. Amendments. Any Amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

13. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14. Relation to Plan; Miscellaneous. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. All references in this Agreement to the Company shall be deemed to include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

15. Successors and Assigns. Subject to Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.

16. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Maryland.

You agree as a condition of accepting this award that:

1. You acknowledge receipt of this Performance Contingent Restricted Stock Unit Agreement (“PRSU”) award made on the date shown above, which has been issued and is subject to all the terms and conditions of the Plan.
2. You further acknowledge receipt of a copy of the Plan Prospectus and agree to conform to all of the terms and conditions of the Plan.
3. You acknowledge receipt of, and to have read, the Havertys Insider Trading Policy.  Further, you acknowledge you understand and agree to comply with the procedures and requirements outlined in this policy.